EXHIBIT 99.1

PRESS RELEASE


                       HOSTOPIA LICENSES WEB.COM'S PATENTS
     AGREEMENT FURTHER VALIDATES WEB.COM'S PATENTS AND INTELLECTUAL PROPERTY

ATLANTA, July 18, 2006 -- Web.com, Inc. (NASDAQ:WWWW) today announced a non-exclusive license agreement with Hostopia.com Inc. that grants Hostopia rights to two of Web.com's patents over five years on a non-transferable basis. The specific licensed patents are U.S. Patent numbers 5,680,152 and 6,789,103 and broadly cover methods for website building and web hosting control panels.

The license agreement states that Hostopia will pay Web.com a royalty equal to 10% of their gross U.S. retail revenues for five years (royalty estimated using a trailing run rate). The royalty will be due in full at signing. In addition, the companies have entered a cross-license agreement in which Web.com was granted rights to thousands of HTML and FLASH website templates and a license to additional intellectual property in the future at no additional cost. The companies have also agreed to a mutual covenant not to sue for patent infringement.

"We approached Web.com to receive a license in order to enhance our award winning private label web hosting platform and maintain our retail web hosting business," stated Colin Campbell, CEO of Hostopia.com Inc. "Web.com helped build this industry and their patented technology has led to numerous hosting innovations. We are pleased that the two companies were able to create a mutually beneficial relationship."

Web.com's portfolio of 19 registered, and numerous pending, U.S. patents relates to several core technologies that are vital to the Web hosting industry.

"Web.com is delighted that Hostopia has recognized the value and validity of our patent portfolio by purchasing this license," stated Jeff Stibel, President and CEO for Web.com. "We have stated that our pioneering efforts, evidenced by 19 issued patents, helped create the web hosting industry and a patent agreement such as this certainly reinforces these claims. Hostopia is a strong company with a great reputation in the web hosting industry and we are excited that the two companies were able to work together in reaching this agreement."

About Web.com

Web.com, Inc. (NASDAQ:WWWW), formerly Interland, Inc., is the leading destination for the simplest, yet most powerful solutions for websites and web services. Web.com offers do-it-yourself and professional website design, website hosting, ecommerce, web marketing and email. Since 1995, Web.com has been helping individuals and small businesses leverage the power of the Internet to build a web presence. More than 4 million websites have been built or hosted using Web.com's proprietary tools, services and patented technology. For more information on the company, please visit http://www.web.com or call at 1-800-WEB-HOST.

About Hostopia.com

Hostopia.com develops, manages, and distributes Internet applications used by small and medium sized businesses. These Web services include Web site hosting, managed email, ecommerce, and other online business applications. Hostopia.com sells its services on a wholesale basis to communications services providers such as telecommunications and cable companies, Internet service providers, domain registrars, and web hosting companies who, in turn, resell Hostopia.com's services under their own brand to their small-medium sized business customers. For more information, please visit http://www.hostopia.com.


CONTACT:
          Web.com
          Peter Delgrosso
          (404) 260-2500
          pdelgrosso@corp.web.com

          Hostopia.com Inc.
          Michael Bayer
          (905) 673-7575